Exhibit 5.1

525 W. Monroe Street Chicago, IL 60661-3693 312.902.5200 tel 312.902.1061 fax www.kattenlaw.com

June 12, 2013

Power Solutions International, Inc.

201 Mittel Drive

Wood Dale, Illinois 60191

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Power Solutions International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement (File No. 333-188580) on Form S-1 (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the public offering of the following shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”): (i) up to an aggregate of 1,000,000 shares of Common Stock by the Company (the “Company Shares”) and (ii) up to an aggregate of 955,000 shares of Common Stock by certain selling stockholders set forth in the Registration Statement, which includes up to 255,000 shares of Common Stock if the Underwriters’ (as defined herein) exercise their over-allotment option to purchase such shares from the selling stockholders (the up to 955,000 shares, in the aggregate, to be sold by the selling stockholders being referred to herein as the “Selling Stockholder Shares”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) an executed copy of the Purchase Agreement, dated as of April 29, 2011, by and among Power Solutions International, Inc., the Nevada corporation that was the predecessor to the Company (the “Predecessor”), and the investors named therein, (c) an executed copy of the Certificate of Designation for the shares of Series A Convertible Preferred Stock of the Predecessor, as filed with the Secretary of State of the State of Nevada on April 29, 2011, (d) an executed copy of the agreement and plan of merger, dated as of August 26, 2011, merging the Predecessor with and

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LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

Power Solutions International, Inc.

into the Company, (e) a copy of the Certificate of Ownership and Merger, dated August 26, 2011, merging the Predecessor with and into the Company, as certified by the Secretary of State of the State of Delaware, (f) a copy of the Articles of Merger of the Company and the Predecessor, dated August 26, 2011, as certified by the Secretary of State of the State of Nevada, (g) a specimen certificate representing the Common Stock, (h) the Company’s Certificate of Incorporation, as currently in effect, (i) the Company’s Bylaws, as currently in effect, (j) minutes and corporate records of proceedings of the Board of Directors and stockholders of the Company, (k) minutes and corporate records of proceedings of the Board of Directors and stockholders of the Predecessor, and (l) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company and Craig-Hallum Capital Group LLC, on behalf of itself and each of the underwriters listed on Schedule I to the Underwriting Agreement (collectively, the “Underwriters”).

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed (and the Underwriting Agreement to be executed by the parties thereto will be substantially in the form reviewed by us as of the date hereof), the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon and subject to the foregoing, it is our opinion that:

1. The Company Shares have been duly authorized and, when (A) the price at which the Company Shares are to be sold to the Underwriters pursuant to the Underwriting Agreement and other matters relating to the issuance and sale of the Company Shares have been approved by the Pricing Committee of the Board of Directors of the Company and (B) the Company Shares are delivered to or pursuant to the direction of, and the Company Shares are paid for by, the Underwriters as contemplated by the Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable.

2. The Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

Power Solutions International, Inc.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and as of the effective date of the Registration Statement and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations thereunder.

Very truly yours,

/s/ KATTEN MUCHIN ROSENMAN LLP

KATTEN MUCHIN ROSENMAN LLP